EXHIBIT 99.2

FIRST
first financial bancorp

Acquisition of

Liberty Savings Bank, FSB Ohio Branches

June 3, 2011

FFBC
NASDAQ
GLOBAL SELECT

FIRST
first financial bancorp

Forward-Looking Statements Disclosure

Certain statements contained in this presentation which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the "Act"). In addition, certain statements in future filings by First Financial with the SEC, in press releases, and in oral and written statements made by or with the approval of First Financial which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to, projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure and other financial items, statements of plans and objectives of First Financial or its management or board of directors, and statements of future economic performances and statements of assumptions underlying such statements. Words such as "believes", "anticipates", "likely", "expected", "intends", and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Management's analysis contains forward-looking statements that are provided to assist in the understanding anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

- management's ability to effectively execute its business plan;
- the risk that the strength of the United States economy in general and the strength of the local economies in which we conduct operations may continue to deteriorate resulting in, among other things, a further deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio, allowance for loan and lease losses and overall financial performance;
- the ability of financial institutions to access sources of liquidity at a reasonable cost;
- the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury's TARP and the FDIC's Temporary Liquidity Guarantee Program, and the effect of such governmental actions on us, our competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums from increased payments from FDIC insurance funds as a result of depository institution failures;
- the effects of and changes in policies and laws of regulatory agencies (notably the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act);
- inflation and possible changes in interest rates;
- our ability to keep up with technological changes;
- our ability to comply with the terms of loss sharing agreements with the FDIC;
- mergers and acquisitions, including costs or difficulties related to the integration of acquired companies and the wind-down of non-strategic operations that may be greater than expected;
- the risk that exploring merger and acquisition opportunities may detract from management's time and ability to successfully manage our company;
- expected cost savings in connection with the consolidation of recent acquisitions may not be fully realized or realized within the expected time frames, and deposit attrition, customer loss and revenue loss following completed acquisitions may be greater than expected;
- our ability to increase market share and control expenses;
- the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and the SEC; adverse changes in the securities and debt markets;
- our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;
- monetary and fiscal policies of the Board of Governors of the Federal Reserve System (Federal Reserve) and the U.S. government and other governmental initiatives affecting the financial services industry;
- our ability to manage loan delinquency and charge-off rates and changes in estimation of the adequacy of the allowance for loan losses; and
- the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

In addition, please refer to our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other filings with the SEC, for a more detailed discussion of these risks and uncertainties and other factors. Such forward-looking statements are meaningful only on the date when such statements are made, and First Financial undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such a statement is made to reflect the occurrence of unanticipated events.

first financial bancorp

Transaction Summary

Transaction	▪ Acquiring approximately $346.2 million of deposits and 16 retail branch locations, 12 of which are located in the Dayton, OH MSA
Consideration	▪ 6.41% net premium on total deposits assumed ▪ Translates into $22.2 million based on March 31, 2011 deposit and loan balances acquired
Loans Acquired	▪ Purchasing approximately $143.3 million of in-market performing loans ▪ Commercial real estate, residential mortgage and home equity represent majority of loans to be acquired ▪ Terms of agreement allow loans to be excluded should credit deteriorate prior to closing
Due Diligence	▪ Completed
Approvals	▪ Regulatory approval required for both companies
Closing	▪ Expected to be third quarter 2011 ▪ Subject to other customary closing conditions

first financial bancorp

Transaction Highlights

Strategic Rationale	▪ Significantly enhances presence in key market of Dayton, OH ▪ Provides immediate scale and profitability compared to building similar branch network ▪ Composition and cost of funds similar to existing First Financial deposit base ▪ Strong growth potential under First Financial brand ▪ Positions First Financial as the largest community bank operating in Dayton MSA
Low Operational Risk	▪ Strong knowledge of market ▪ Purchasing only in-market performing loans; selected subsequent to file review ▪ Similar customer-focused retail banking culture ▪ Size of acquired operations and prior acquisition experience minimizes integration risk
Financially Compelling	▪ Expected to be accretive to EPS in 2012; marginally dilutive in 2011 due to integration costs and assumed ownership of three months ▪ Internal rate of return exceeds minimum benchmark ▪ Recapture tangible book dilution within approximately three-and-a-half years ▪ Pro forma capital ratios remain strong and still provide ability to take advantage of future strategic opportunities

Branch Map and Deposit Market Share

Southwestern Ohio



First Financial Bancorp.
Liberty Savings Bank FSB

Pro Forma Deposit Market Share
Dayton, OH MSA
FDIC Deposit Data as of June 30, 2010 - Holding Company Level

2010 Rank	Name	City, State	Number of Branches	Total Deposits ($000s)	Market Share (%)
1	Fifth Third Bancorp	Cincinnati, OH	47	$ 2,581,685	24.9
2	JPMorgan Chase & Co.	New York, NY	33	1,652,250	16.0
3	PNC Financial Services Group Inc.	Pittsburgh, PA	33	1,619,281	15.6
4	KeyCorp	Cleveland, OH	20	1,032,922	10.0
5	U.S. Bancorp	Minneapolis, MN	30	668,919	6.5
6	Huntington Bancshares Inc.	Columbus, OH	12	587,890	5.7
7	**Pro Forma First Financial Bancorp**	**Cincinnati, OH**	**16**	**429,846**	**4.2**
7	U.S. Bancorp	Cincinnati, OH	5	413,541	4.0
8	**Liberty Capital Inc.**	**Wilmington, OH**	**12**	**294,930**	**2.9**
9	Park National Corp.	Newark, OH	9	234,510	2.3
10	Colonial Banc Corp.	Eaton, OH	5	166,405	1.6
11	**First Financial Bancorp.**	**Cincinnati, OH**	**4**	**134,916**	**1.3**
	Other institutions		51	969,549	9.4
	Market total		261	$ 10,356,798	100.0

Source: SNL Financial LC
Data excludes Liberty's Vandalia branch which was closed with deposits transferred to another in-market location

- No true community bank of size remaining in Dayton
- Transaction leaves First Financial positioned as the largest community bank headquartered in the area
- Acquisition provides a solid platform for accelerated growth in the commercial, retail and wealth management business lines

Strategic Overview

- This branch acquisition allows First Financial to accelerate its growth objectives in the key strategic market of Dayton
  - Increased market presence provides a strong platform for expansion in the commercial, retail and wealth management business lines.
- Desirable existing customer and deposit base can be cultivated further under First Financial's leadership, helping to maximize the growth potential.
- Branch acquisition structure provides an efficient manner for market growth that allows First Financial the ability to leverage its existing resources and brand, enhancing the profitability of the acquired operations.
- Scarcity value – there are no remaining financial institutions headquartered in the Dayton market that provide the immediate scale of this transaction.
- Based on pro forma deposit market share in the Dayton MSA, First Financial will be the largest community-based financial institution headquartered near Dayton and in a strong position to execute its business model of delivering a full range of personalized financial services at a local level.

Acquired Deposit and Loan Composition
Balances as of March 31, 2011

Dollars in thousands

Deposits Assumed – $346.2 million


$10,507
3.0%
$104,256
30.1%
$90,355
26.1%
$103,759
30.0%
$37,297
10.8%
Non int. bearing trans.
Interest bearing trans.
MMDA and savings
Retail time deposits
Jumbo time deposits

- Solid deposit franchise with almost 60% of balances consisting of transaction and savings accounts
- Disciplined pricing in place; cost of funds equaled 72 bps for the month of March 2011

Estimated Loans Acquired – $143.3 million


$54,731
38.2%
$52,600
36.7%
$29,070
20.3%
$5,592
3.9%
$1,260
0.9%
Residential mortgage
CRE & multifamily
Home equity
Commercial
Consumer

- Selected in-market performing loans subsequent to thorough due diligence
- Portfolio has a current weighted average coupon of approximately 5.61%

FIRST

first financial bancorp

Assumptions and Financial Impact

Conservative Financial Assumptions

- Cash received in transaction, estimated to be $171 million net of transaction-related costs, will be immediately invested in securities
- First Financial operating cost structure implemented on acquired operations
- Conservative noninterest income assumptions given regulatory changes
- Core deposit intangible currently estimated to be 3.00%; remaining deposit premium classified as goodwill
- Acquisition-related and one-time costs of approximately $3.0 million
- Conservative terminal earnings multiple applied in IRR calculation

Financial Impact

- Immediately accretive to annualized diluted EPS excluding transaction-related costs; strong earnings contribution expected in future periods
- 4.2% dilutive to tangible book value at closing
- Tangible book value dilution is recaptured within approximately three-and-a-half years – compelling given the all-cash nature of deal consideration
- Internal rate of return exceeds internal benchmark and well in excess of First Financial's cost of capital
- Pro forma tangible common equity ratio of 9.48% and total capital ratio of 19.33% – efficient use of capital and levels still allow ability to capitalize on further opportunities

fIRST

first financial bancorp

Balance Sheet and Capital Impact

Estimated Summary Balance Sheet Impact *Dollars in thousands, except per share amounts*

	As of March 31, 2011 First Financial Bancorp	Liberty Savings Bank - Ohio	Pro Forma Combined
Total loans, excluding covered loans	$ 2,781,097	$ 143,253	$ 2,924,350
Total deposits	5,217,250	346,174	5,563,424
Tangible book value per share	$ 11.17	-	$ 10.69
Accretion / dilution			*(4.24%)*

Estimated Balance Sheet and Regulatory Capital Ratios [1]

	As of March 31, 2011 Actual	Pro Forma
Tangible common equity / tangible assets	10.40%	9.48%
Tier 1 common	19.59%	18.10%
Tier 1 capital	19.59%	18.10%
Total capital	20.86%	19.33%

[1] Regulatory capital ratio calculations have been adjusted to exclude the $20 million of trust preferred securities that are being redeemed

FIRST

first financial bancorp

Another step on the path to success

FFBC
NASDAQ
GLOBAL SELECT